Filed Pursuant to Rule 433
Registration No. 333-133007
October 12, 2007
FREE WRITING PROSPECTUS
(To Prospectus Dated April 5, 2006 and
Prospectus Supplement Dated July 3, 2006)
HSBC USA Inc.
$[●]
Enhanced Market Participation Notes

Terms used in this free writing prospectus are described or defined in the prospectus supplement and prospectus. The notes offered will have the terms described in the prospectus supplement and prospectus. The notes are not principal protected, and you may lose up to 100% of your initial investment.

This free writing prospectus relates to four separate note offerings. Each reference asset identified below represents a separate note offering. The purchaser of a note will acquire a security linked to a single reference asset (not a basket of reference assets). Although each offering relates to a reference asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to that reference asset or as to the suitability of an investment in the related notes. The following key terms relate to each separate notes offering:

Reference Asset (TICKER)	Upside Participation Rate	Maximum Cap(1)	Issue Amount	Agent’s Discount or Commission Per Note / Total (2)	Proceeds to Us Per Note / Total	CUSIP / ISIN	Final Valuation Date(3)
PHLX Housing SectorSM Index (HGX)	300%	24.00% to 27.00%	TBD	TBD	TBD	4042K0DE2 / [●]	October 29, 2008
PHLX Gold & Silver SectorSM Index (XAU)	300%	24.50% to 27.50%	TBD	TBD	TBD	4042K0DD4 / [●]	October 29, 2008
Nikkei 225® Index (NKY)	300%	28.00% to 30.00%	TBD	TBD	TBD	4042K0DF9 / [●]	April 29, 2009
S&P 500® Index (SPX)	300%	11.75% to 13.75%	TBD	TBD	TBD	4042K0DG7 / [●]	October 29, 2008

()) The maximum cap will be determined on the trade date.

(2) Agent's discount may vary but will be no more than the amount listed in “Agent's Discount or Commission per Note / Total,” above

(3) The final valuation date is subject to adjustment as described herein.

• Principal Amount:	$1,000 per note.

• Trade Date:	October 26, 2007

• Pricing Date:	October 26, 2007

• Original Issue Date:	October 31, 2007

• Maturity Date:	3 business days after the final valuation date. The maturity date is subject to further adjustment as described herein.

• Payment at Maturity:	For each note, the cash settlement value.

• Cash Settlement Value:	You will receive a cash payment on the maturity date that is based on the index return (as described below):

• If the index return is greater than or equal to 0.00%, you will receive an amount equal to 100% of the principal amount plus the lesser of:

(i) the product of (a) the principal amount multiplied by (b) the index return multiplied by the upside participation rate; and

(ii) the product of (a) the principal amount multiplied by (b) the maximum cap; and

•  If the index return is less than 0.00%, you will lose 1% of the principal amount for each percentage point that the index return is below 0.00%. For example, if the index return is -30%, you will suffer a 30% loss and receive 70% of the principal amount.

• Index Return:	The quotient, expressed as a percentage, of (i) the index ending level minus the index starting level divided by (ii) the index starting level, expressed as a formula:

• Index Starting Level:	The official closing level of the reference asset as determined by the calculation agent on the pricing date.

• Index Ending Level:	The official closing level of the reference asset as determined by the calculation agent on the final valuation date.

• Form of notes:	Book-Entry.

• Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.

Investment in the notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-4 of this document and page S-3 of the prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this free writing prospectus, or the accompanying prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction. We may use this free writing prospectus in the initial sale of notes. In addition, HSBC Securities (USA) Inc. or another of our affiliates or agents may use this free writing prospectus in market-making transactions in any notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this free writing prospectus is being used in a market-making transaction.

We have appointed HSBC Securities (USA) Inc. as agent for the sale of the notes. HSBC Securities (USA) Inc. will offer the notes to investors directly or through other registered broker-dealers.

HSBC SECURITIES (USA) INC.
October 12, 2007

SUMMARY

General Terms

This free writing prospectus relates to four separate note offerings; each reference asset identified on the cover page represents a separate note offering. The purchaser of a note will acquire a security linked to a single reference asset (not to a basket of reference assets). You may participate in any one of the notes offerings or, at your election, in more than one. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although each note offering relates only to a single reference asset identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to any of those reference assets or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 5, 2006 and the prospectus supplement dated July 3, 2006. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-4 of this free writing prospectus and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes. As used herein, references to “HSBC”, “we,” “us” and “our” are to HSBC USA Inc.

HSBC USA Inc. has filed a registration statement (including a prospectus and prospectus supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, HSBC USA Inc., the agent or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may also obtain:

• the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000110465906045146/a06-14758_3424b2.htm

• the prospectus at www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm

We are using this free writing prospectus to solicit from you an offer to purchase the notes. You may revoke your offer to purchase the notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any material changes to the terms of the notes, we will notify you.

Payment at Maturity

On the maturity date, for each note, we will pay you the cash settlement value, which is an amount in cash based on the index return, as described below:

•	If the index return is greater than or equal to 0.00%, you will receive an amount equal to 100% of the principal amount plus the lesser of:

(i)	the product of (a) the principal amount multiplied by (b) the index return multiplied by the upside participation rate; and

(ii)	the product of (a) the principal amount multiplied by (b) the maximum cap; and

•
If the index return is less than 0.00%, you will lose 1% of the principal amount for each percentage point that the index return is below 0.00%. For example, if the index return is -30%, you will suffer a 30% loss and receive 70% of the principal amount.

Interest

The notes will not bear interest.

Expenses

We estimate that we will spend approximately $[5,000] for printing, trustee and legal fees and other expenses allocable to the offerings for each offering of notes.

Market Disruption Event

If the final valuation date is not a scheduled trading day with respect to the reference asset, then the final valuation date for the reference asset will be the next scheduled trading day. If a market disruption event (as defined below) exists with respect to the reference asset on the final valuation date, then the final valuation date for the reference asset will be the next scheduled trading day for which there is no market disruption event. If a market disruption event exists with respect to the reference asset on eight consecutive scheduled trading days, then that eighth scheduled trading day will be the final valuation date for the reference asset, and the calculation agent will determine the index ending level of the reference asset on that date in good faith and in its sole discretion. If the final valuation date is postponed, then the maturity date will also be postponed until the third business day following the postponed final valuation date for the reference asset.

“Market disruption event” for the reference asset means any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which we determine is material:

(a) The occurrence or existence of a condition specified below at any time:

(i) Any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, (A) relating to the reference asset or (B) in futures or options contracts relating to the reference asset on any related exchange; or

(ii) Any event (other than any event described in (b) below) that disrupts or impairs the ability of market participants in general (A) to effect transactions in, or obtain market values for any constituent included in the reference asset or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the reference asset on any relevant related exchange; or

(b) The closure on any scheduled trading day of any relevant exchange relating to any constituent included in the reference asset or any related exchange prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the exchange and (ii) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day).

“Related exchange” for the reference asset means each exchange or quotation system on which futures or options contracts relating to the reference asset are traded, or any successor or temporary substitute for such exchange or quotation system (provided we have determined, for a substitute exchange or quotation system, that liquidity on such substitute is comparable to liquidity on the original related exchange).

“Relevant exchange” for the reference asset means any exchange on which constituents then included in the reference asset trade.

“Scheduled closing time” means the scheduled weekday closing time of the relevant exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” for the reference asset means any day on which all of the relevant exchanges and related exchanges are scheduled to be open for trading for each security then included in the reference asset.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the notes.

INVESTOR SUITABILITY

The notes may be suitable for you if:

•      You believe the reference asset will appreciate moderately—meaning that you believe the reference asset will appreciate over the term of the notes, but do not believe such appreciation (as magnified by the upside participation rate) is likely to exceed the maximum cap (to be determined on the pricing date).

•      You are willing to make an investment that is exposed to the full downside performance risk of the reference asset.

•      You are willing to forego dividends paid on the stocks included in the reference asset.

•      You do not seek current income from this investment.

•      You are willing to hold the notes to maturity.

The notes may not be suitable for you if:

•      You do not believe the reference asset will appreciate over the term of the notes, or you believe the reference asset will appreciate (as magnified by the upside participation rate) by more than the maximum cap (to be determined on the pricing date) during the term of the note.

•     You are unwilling to make an investment that is exposed to the full downside performance risk of the reference asset.

•     You seek an investment that is exposed to the full potential appreciation of the reference asset, without a cap on participation.

•      You prefer to receive the dividends paid on any stocks included in the reference asset.

•       You seek current income from this investment.

•       You are unable or unwilling to hold the notes to maturity.

•      You seek an investment for which there will be an active secondary market.

RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in the reference asset or the constituents comprising the reference asset. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus supplement and prospectus.

As you review “Risk Factors” in the accompany prospectus supplement, you should pay particular attention to the following sections:

• “— Risks Relating to All Note Issuances”; and

• “— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset”.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes are Not Principal Protected and You May Lose Up to 100% of Your Initial Investment.

The notes are not principal protected. The notes differ from ordinary debt securities in that we will not pay you 100% of your principal amount if the index return is negative. In that event, you will lose 1% of the original principal amount for each percentage point that the index return is below 0.00%. Accordingly, you may lose up to 100% of your initial investment in the notes.

Your Gain on the Notes at Maturity May Not Reflect the Full Performance of the Reference Asset.

Your payment at maturity per note will not be greater than an amount equal to the principal amount plus the product of (i) the principal amount and (ii) the maximum cap. This means that the maximum return for each note is the maximum cap. Therefore, you may not have the benefit of full exposure to the positive performance (as magnified by the Upside Participation Rate) of the reference asset if the product of the index return multiplied by the upside participation rate is greater than the maximum cap.

The Notes will not be Listed on any Securities Exchange or Quotation System.

We intend to offer to purchase the notes in the secondary market but are not required to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which we are willing to buy the notes.

Additional Risks Associated with an Investment Linked to the PHLX Housing SectorSM Index.

With respect to notes linked to the PHLX Housing SectorSM Index:

You Must Rely on Your Own Evaluation of the Merit of An Investment Linked to the PHLX Housing SectorSM Index

In the ordinary course of our business, we or any of our affiliates may from time to time express views on expected movements in the U.S. housing industry. These views may vary over differing time horizons and are subject to change without notice. Moreover, other professionals who deal in the equity markets may at any time have significantly different views than us or any of our affiliates. In connection with any purchase of the notes, investors should investigate the United States housing industry, and not rely on our views and those of any of our affiliates with respect to future price movements in United States housing industry or the companies underlying the PHLX Housing SectorSM Index. Investors should make such investigation as they deem appropriate as to the merits of an investment in the notes linked to the PHLX Housing SectorSM Index.

Industry concentration relating to the PHLX Housing SectorSM Index

All of the stocks underlying the PHLX Housing SectorSM Index are shares of companies whose primary lines of business are directly associated with the housing construction market in the United States. As a result, an investment in the notes will be concentrated in just this single industry. Currently, the stocks underlying PHLX Housing SectorSM Index encompass residential builders, suppliers of aggregate, lumber and other construction materials, manufactured housing and mortgage insurers. Although an investment in the notes will not give noteholders any ownership or other direct interests in the stocks underlying PHLX Housing SectorSM Index, the return on an investment in the notes will be subject to certain risks similar to those associated with direct equity investments in the United States housing sector.

The PHLX Housing SectorSM Index is not necessarily representative of the United States housing industry

While the stocks comprising the PHLX Housing SectorSM Index are common stocks of companies generally considered to be involved in various segments of the United States housing industry, the stocks underlying the PHLX Housing SectorSM Index and the the PHLX Housing SectorSM Index may not necessarily follow the price movements of the entire housing industry in the United States generally. If the stocks underlying the PHLX Housing SectorSM Index decline in value, the PHLX Housing SectorSM Index will decline in value even if common stock prices in the United States housing industry generally increase in value.

Additional Risks Associated with an Investment Linked to the PHLX Gold and Silver SectorSM Index.

With respect to notes linked to the PHLX Gold and Silver SectorSM Index:

You Must Rely on Your Own Evaluation of the Merit of An Investment Linked to the PHLX Gold and Silver SectorSM Index

In the ordinary course of our business, we or any of our affiliates may from time to time express views on expected movements in the Gold and Silver Mining Industry. These views may vary over differing time horizons and are subject to change without notice. Moreover, other professionals who deal in the equity markets may at any time have significantly different views than us or any of our affiliates. In connection with any purchase of the notes, investors should investigate the gold and silver mining industry, and not rely on our views and those of any of our affiliates with respect to future price movements in the gold and silver mining sector or the companies underlying the PHLX Gold and Silver SectorSM Index. Investors should make such investigation as they deem appropriate as to the merits of an investment in the notes linked to the PHLX Gold and Silver SectorSM Index.

Industry concentration relating to the PHLX Gold and Silver SectorSM Index

All of the stocks included in the the PHLX Gold and Silver SectorSM Index are issued by companies in the gold and silver mining industry, or companies whose revenues consist of royalty income from gold and silver mining operations. As a result, the stocks that will determine the performance of the notes are concentrated in one industry. Although an investment in the notes will not give holders any ownership or other direct interests in the stocks underlying the PHLX Gold and Silver SectorSM Index, the return on an investment in the notes will be subject to certain risks similar to those associated with direct equity investments in the gold and silver mining industry.

The PHLX Gold and Silver SectorSM Index is not necessarily representative of the gold and silver mining industry

While the stocks comprising the PHLX Gold and Silver SectorSM Index are common stocks of companies generally considered to be involved in various segments of the gold and silver mining industry, or companies whose revenues consist of royalty income from gold and silver mining operations, the stocks underlying the PHLX Gold and Silver SectorSM Index and the PHLX Gold and Silver SectorSM Index may not necessarily follow the price movements of the entire gold and silver mining industry generally. If the stocks underlying the PHLX Gold and Silver SectorSM Index decline in value, the PHLX Gold and Silver SectorSM Index will decline in value even if common stock prices in the gold and silver mining industry generally increase in value.

The performance of the stocks underlying the PHLX Gold and Silver Sector SM Index may be influenced by gold and silver prices

The performance of the stocks underlying the PHLX Gold and Silver SectorSM Index may be affected by the price of gold and silver in commodities markets. Gold and silver prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the prices of gold and silver are generally quoted), interest rates and gold and silver borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold and silver prices may also be affected by industry factors such as industrial and jewelry demand, lending, levels of gold and silver production and production costs, and short-term changes in supply and demand because of trading activities in the gold and silver market. Gold prices may also be affected by sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold. It is not possible to predict the aggregate effect of all or any combination of these factors.

The Notes will not Bear Interest.

As a holder of the notes, you will not receive interest payments.

Additional Risks Associated with an Investment Linked to Securities Markets in Japan.

With respect to notes linked to Securities Markets in Japan:

Because the stocks included in the Nikkei 225® Index (the “NKY”) are publicly traded in Japan and are denominated in a currency other than U.S. dollars, investments in the notes linked to the NKY involve particular risks. For example, Japan’s securities markets may be more volatile than the United States securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the issuers of stocks included in the NKY will vary depending on the reporting requirements imposed by their respective regulators in Japan. In addition, the issuers of the stocks included in the NKY may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Changes that Affect the Index Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity.

The policies of the publisher, sponsor or compiling authority for the reference asset (“reference sponsor”) concerning additions, deletions and substitutions of the stocks underlying the reference asset and the manner in which the reference sponsor takes account of certain changes affecting such stocks underlying the reference asset may affect the value of the reference asset. The policies of the reference sponsor with respect to the calculation of the reference asset could also affect the value of the reference asset. The reference sponsor may discontinue or suspend calculation or dissemination of the reference asset. Any such actions could affect the value of the notes.

Please read and pay particular attention to the section “Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the accompanying prospectus supplement.

Tax Treatment.

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the notes. With respect to the notes linked to the PHLX Housing SectorSM Index, this summary does not discuss the tax consequences that may be relevant to persons that own in the aggregate, directly or indirectly (including by reason of investing in the notes) more than 5 percent of any entity included in the reference asset.

There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain, as to both the timing and character of any inclusion in income in respect of the notes. Under one approach, the notes should be treated as pre-paid forward or other executory contracts with respect to the reference asset. We intend to treat the notes consistent with this approach and pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to notes that are treated as pre-paid cash-settled forward or other executory contracts.

Certain of the entities included in the reference asset could be treated as a "real estate investment trust" ("REIT"), partnership, trust, or "passive foreign investment company" ("PFIC") for U.S. federal income tax purposes, or otherwise as a "pass-thru entity" for purposes of section 1260 of the Code, in which case it is possible that the note will be subject to the "constructive ownership" rules of section 1260 of the Code. If so, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the notes could be treated as ordinary income and subject to an interest charge.

Because of the uncertainty regarding the tax treatment of the notes, we urge you to consult your tax advisor as to the tax consequences of your investment in a note. For a more complete discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations.”

ILLUSTRATIVE EXAMPLES

The following examples are provided for illustration purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the reference asset relative to its index starting level. We cannot predict the index ending level of the reference asset on the final valuation date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical index starting level used in the illustrations below is not the actual index starting level of the reference asset. You should not take these examples as an indication or assurance of the expected performance of the reference asset. With respect to the notes, the cash settlement value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those of HSBC. The numbers appearing in the examples below have been rounded for ease of analysis.

The following examples indicate how the cash settlement value would be calculated with respect to a hypothetical $1,000 investment in the notes. These examples assume the notes are held to maturity, a maximum cap of 23.00% and an upside participation rate of 300%.

Example 1: The index return is positive over the term of the notes and the product of the index return multiplied by the upside participation rate is greater than the maximum cap.

Reference Asset
Index Starting Level	1546.17
Index Ending Level	1746.17
Index Return	12.94%
Index Return x Upside Participation Rate:	38.82%
Maximum Cap:	23.00%
Cash Settlement Value:	$1,230.00

Here, the index return is 12.94%.

Because the index return is positive, the cash settlement value equals the principal amount of the note plus the lesser of (1) the product of (a) the principal amount multiplied by (b) the index return multiplied by the upside participation rate and (2) the product of (a) the principal amount multiplied by (b) the maximum cap. Accordingly, at maturity, the cash settlement value in this example would equal $1,000.00 plus (a) $1,000.00 times (b) 23.00%. Therefore, the notes would pay $1,230.00 at maturity.

Example 1 shows that you are assured the return of your principal investment when the index ending level is greater than the index starting level for the reference asset. Example 1 also illustrates that if the product of the index return multiplied by the upside participation rate exceeds the stated maximum cap, your return on the notes will be limited to that stated maximum cap.

Example 2: The index return is positive over the term of the notes, and the product of the index return multiplied by the upside participation rate is less than the maximum cap.

Reference Asset
Index Starting Level	1546.17
Index Ending Level	1646.17
Index Return	6.47%
Index Return x Upside Participation Rate:	19.41%
Maximum Cap:	23.00%
Cash Settlement Value:	$1,194.10

Here, the index return is 6.47%.

Because the index return is positive, the cash settlement value equals the principal amount of the notes plus the lessor of (1) the product of (a) the principal amount multiplied by (b) the index return multiplied by the upside participation rate and (2) the product of (a) the principal amount multiplied by (b) the maximum cap. Accordingly, at maturity, the cash settlement value in this example would equal $1,000 plus (a) $1,000 times (b) 6.47% multiplied by 300%. Therefore, the notes would pay $1,194.10 at maturity.

Example 2 illustrates how a positive index return is magnified by the leverage provided by the upside participation rate until the maximum cap is reached.

Example 3: The index return is negative over the term of the notes.

Reference Asset
Index Starting Level	1546.17
Index Ending Level	1446.17
Index Return:	-6.47%
Cash Settlement Value:	$935.30

Here, the index return is -6.47%.

Because the index return is negative, the cash settlement value results in 1% of principal loss for each percentage point that the index return falls below 0.00%. Accordingly, at maturity, the cash settlement value in this example would equal $1,000 multiplied by 93.53%. Therefore, the cash settlement value would be $935.30.

Example 3 shows that a significant negative index return may result in loss of up to 100% of an investor’s initial investment in the notes.

 DESCRIPTION OF THE REFERENCE ASSETS

General

This free writing prospectus is not an offer to sell and it is not an offer to buy interests in the reference asset, or any of the securities comprising the reference asset. All disclosures contained in this free writing prospectus regarding the reference asset, including its make-up, performance, method of calculation and changes in its components, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the reference asset or any component underlying the reference asset contained in this free writing prospectus. You should make your own investigation into the reference asset.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-25 in the accompanying prospectus supplement.

The Philadelphia Housing SectorSM Index

According to publicly available information, the Philadelphia Housing SectorSM Index (the “Index”) is designed to measure the performance of 20 companies whose primary lines of business are directly associated with the United States housing construction market. The shares underlying the Index include residential builders, suppliers of aggregate, lumber and other construction materials, manufactured housing and mortgage insurers. The Index is published by the Index Sponsor and was set to an initial value of 250 on January 2, 2002. Options on the Index commenced trading on July 17 2002.

The Index is a modified capitalization-weighted index, which is intended to maintain as closely as possible the proportional capitalization distribution of the shares underlying the Index, while limiting the maximum weight of a single stock or group of stocks to a predetermined maximum (normally 25% for a single stock, and 50% to 60% or more for the top five or an aggregation of all stocks weighing 5% or more). This rebalancing is accomplished by occasionally artificially reducing the capitalization of higher weighted stocks and redistributing the weight to lower weighted stocks. The net result is a weight distribution that is less skewed toward the larger stocks, but still does not approach equal weighting. The total capitalization of the portfolio remains the same. The following is a list of companies included in the Index, ticker symbols and respective weightings as of the close of trading on October 10, 2007:

Company	Ticker Symbol	Weighting
American Standard Companies Inc.	ASD	6.71%
Beazer Homes USA, Inc.	BZH	1.10%
Centex Corp	CTX	3.19%
Champion Enterprises, Inc.	CHB	5.94%
D.R. Horton, Inc.	DHI	4.41%
Hovnanian Enterprises, Inc.	HOV	3.33%
KB Home	KBH	3.20%
Lennar Corporation	LEN	4.27%
Masco Corporation	MAS	8.12%
M.D.C. Holdings, Inc.	MDC	4.68%
Meritage Homes Corporation	MTH	0.38%
PMI Group, Inc./The	PMI	4.67%
Pulte Homes, Inc.	PHM	3.84%
Radian Group Inc.	RDN	2.09%
The Ryland Group, Inc.	RYL	2.06%
Standard Pacific Corp.	SPF	0.97%
Temple−Inland, Inc.	TIN	9.26%
Toll Brothers, Inc.	TOL	6.78%
Vulcan Materials Company	VMC	8.25%
Weyerhaeuser Company	WY	16.76%

The Index is rebalanced at least semiannually for implementation at the end of each January and July option expiration if the modified capitalization of a single component or group of components exceeds the concentration thresholds discussed above as of the last trading day of the previous month. This rebalancing is based on the actual market capitalizations of the shares underlying the Index as determined by actual share amounts and closing prices on the last trading day of the previous month. The modified share value for each share underlying the Index remains fixed between rebalancings, except in the event of certain types of corporate actions such as stock splits, mergers, acquisitions, stock repurchases or any similar event with respect to any share underlying the Index resulting in a change in share value greater than 5% or more. When the Index is adjusted between rebalancings for these events, the modified share amount of the relevant share underlying the Index is adjusted, to the nearest whole share, to maintain such share’s relative weight in the Index immediately prior to the corporate action. In connection with any adjustments to the Index, the Index divisor may be adjusted to ensure that there are no changes to the level of the Index as a result of non-market forces.

Neither HSBC nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the Index or any Successor Index. Numbers have been rounded for ease of use.

License Agreement

We have made arrangements with PHLX providing for the use by us and certain of our affiliated or subsidiary companies of the Index, which is owned and published by PHLX, in connection with certain securities, including the notes.

The agreement between PHLX and us provides that the following language must be set forth in this Pricing Supplement.

The notes are not sponsored, endorsed, sold or promoted by Philadelphia Stock Exchange, Inc. (“PHLX”). PHLX makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in notes generally or in the Index particularly or the ability of the Index to track market performance. PHLX’s only relationship to HSBC is the licensing of certain names and marks and of the Index, which is determined, composed and calculated without regard to HSBC. PHLX has no obligation to take the needs of HSBC or the owners of the notes into consideration in determining, composing or calculating the Index. PHLX is not responsible for and has not participated in any determination or calculation made with respect to the issuance or redemption of the notes. PHLX has no obligation or liability in connection with the administration, purchase, sale, marketing, promotion or trading of the notes.

PHLX DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE PHLX HOUSING SECTORSM INDEX (HGX) (THE “INDEX”) OR ANY DATA INCLUDED THEREIN. PHLX MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. PHLX MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL PHLX HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

“PHLX Housing Sector IndexSM” and “HGXSM” are service marks of PHLX. PHLX has no relationship to us other than the licensing of the Index and its service marks for use in connection with the notes.

Historical Performance of the HGX

The following table sets forth the quarterly high and low closing levels, as well as end-of-quarter closing levels, of the HGX for each quarter in the period from January 1, 2004 through September 28, 2007 and for the period from October 1, 2007 through October 10, 2007. The closing level of the HGX on October 10, 2007 was 168.86. We obtained the data in the following table from Bloomberg Financial Service, without independent verification by us. Historical levels of HGX should not be taken as an indication of future performance, and no assurance can be given that the level of HGX will increase relative to the index starting level during the term of the notes.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2004	203.96	173.07	200.32
June 30, 2004	202.37	169.21	190.65
September 30, 2004	204.46	177.41	203.99
December 31, 2004	236.38	183.80	234.66
March 31, 2005	259.98	223.14	239.27
June 30, 2005	276.60	226.23	266.04
September 30, 2005	293.66	256.13	269.20
December 31, 2005	272.08	231.61	259.04
March 31, 2006	280.70	248.43	266.08
June 30, 2006	275.56	202.04	215.60
September 30, 2006	217.16	186.82	208.57
December 31, 2006	240.04	205.91	235.50
March 31, 2007	257.07	216.76	218.13
June 30, 2007	243.01	208.40	210.29
September 30, 2007	216.95	153.61	158.24
October 1, 2007 to October 10, 2007	172.18	158.20	168.86

Sensitivity Analysis for HGX - Hypothetical payment at maturity for each $10,000 principal amount of notes.

The table below illustrates the payment at maturity (including, where relevant, the payment in respect of the index return) on a $10,000 investment in notes for a hypothetical range of performance for the index return from -100% to +100%. The following results are based solely on the assumptions outlined below. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis. You should not take the below illustration as an indication or assurance of the expected performance of the reference asset or return of the notes.

Assumptions:

• Reference Asset:  HGX

• Principal Amount:  $10,000

• Upside Participation Rate: 300%

• Maximum Cap  25.00%

Index Return	Upside Participation Rate	Return on the Notes (%)	Payment at Maturity
100.00%	300%	25.00%	$12,500
90.00%	300%	25.00%	$12,500
80.00%	300%	25.00%	$12,500
70.00%	300%	25.00%	$12,500
60.00%	300%	25.00%	$12,500
50.00%	300%	25.00%	$12,500
40.00%	300%	25.00%	$12,500
30.00%	300%	25.00%	$12,500
20.00%	300%	25.00%	$12,500
10.00%	300%	25.00%	$12,500
5.00%	300%	15.00%	$11,500
0.00%	N/A	0.00%	$10,000
-5.00%	N/A	-5.00%	$9,500
-10.00%	N/A	-10.00%	$9,000
-20.00%	N/A	-20.00%	$8,000
-30.00%	N/A	-30.00%	$7,000
-40.00%	N/A	-40.00%	$6,000
-50.00%	N/A	-50.00%	$5,000
-60.00%	N/A	-60.00%	$4,000
-70.00%	N/A	-70.00%	$3,000
-80.00%	N/A	-80.00%	$2,000
-90.00%	N/A	-90.00%	$1,000
-100.00%	N/A	-100.00%	$0

The notes are intended to be long term investments and, as such, should be held to maturity. They are not intended to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity may be at a substantial discount from the principal amount of the notes, even in cases where the level of the reference asset has appreciated since the pricing date of the notes. The potential returns described here assume that your notes are held to maturity.

The PHLX Gold and Silver SectorSM Index

The Index is designed to measure the performance of sixteen companies involved in the gold and silver mining industry, or companies whose revenues consist of royalty income from gold and silver mining operations (the "Underlying Stocks"). The Index (index symbol "XAU") is published by the PHLX and was set to 100 in January 1979. Options commenced trading on the Index on December 19, 1983. The Index is a capitalization-weighted index. The following is a list of companies included in the Index and their trading symbols: Agnico-Eagle Mines Limited (AEM); AngloGold Ashanti Limited (AU); Barrick Gold Corporation (ABX); Coeur d' Alene Mines Corporation (CDE); Freeport-McMoran Copper & Gold Inc. (FCX); Gold Fields Limited (GFI); Goldcorp Inc. (GG); Harmony Gold Mining Company Limited (HMY); Kinross Gold Corporation (KGC); Meridian Gold Inc (MDG); Newmont Mining Corporation (NEM); Pan American Silver Corp. (PAAS); Randgold Resources Limited (GOLD); Royal Gold, Inc. (RGLD), Silver Standard Resources Inc. (SSRI) and Yamana Gold Inc. (AUY).

License Agreement

The PHLX and HSBC have entered into or, to the extent required, will enter into a non-exclusive license agreement providing for the license to HSBC, in exchange for a fee, of the right to use the PHLX Gold and Silver Sector Index, which is owned and published by the PHLX, in connection with certain securities, including the Notes.

The license agreement between PHLX and HSBC provides that the following language must be stated in this index supplement:

The notes are not sponsored, endorsed, sold or promoted by Philadelphia Stock Exchange, Inc. ("PHLX"). PHLX makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in the notes generally or in the Index particularly or the ability of the Index to track market performance. PHLX's only relationship to HSBC is the licensing of certain names and marks and of the Index, which is determined, composed and calculated without regard to HSBC. PHLX has no obligation to take the needs of HSBC or the owners of the notes into consideration in determining, composing or calculating the Index. PHLX is not responsible for and has not participated in any determination or calculation made with respect to the issuance or redemption of the notes. PHLX has no obligation or liability in connection with the administration, purchase, sale, marketing, promotion or trading of the notes.

PHLX DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE PHLX GOLD AND SILVER SECTORSM INDEX (XAUSM) ("INDEX") OR ANY DATA INCLUDED THEREIN. PHLX MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY HSBC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. PHLX MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE NOTES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL PHLX HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES."

The licensing agreement between HSBC and Philadelphia Stock Exchange is solely for their benefit and not for the benefit of the owners of the notes or any other third parties.

Historical Performance of the XAU

The following table sets forth the quarterly high and low closing levels, as well as end-of-quarter closing levels, of the XAU for each quarter in the period from January 1, 2004 through September 28, 2007 and for the period from October 1, 2007 through October 10, 2007. The closing level of the XAU on October 10, 2007 was 176.45. We obtained the data in the following table from Bloomberg Financial Service, without independent verification by us. Historical levels of XAU should not be taken as an indication of future performance, and no assurance can be given that the level of XAU will increase relative to the index starting level during the term of the notes.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2004	113.41	92.78	104.95
June 30, 2004	106.36	76.79	86.29
September 30, 2004	102.25	81.40	101.95
December 31, 2004	111.50	95.93	99.35
March 31, 2005	103.80	87.60	93.73
June 30, 2005	95.10	78.23	93.01
September 30, 2005	115.24	89.02	112.92
December 31, 2005	129.60	101.06	128.03
March 31, 2006	156.47	121.76	141.62
June 30, 2006	171.71	119.11	143.57
September 30, 2006	153.15	121.75	128.42
December 31, 2006	149.95	117.44	142.25
March 31, 2007	148.11	126.35	137.01
June 30, 2007	148.50	130.83	135.95
September 30, 2007	173.17	120.41	168.75
October 1, 2007 to October 10, 2007	178.08	163.49	176.45

Sensitivity Analysis for XAU - Hypothetical payment at maturity for each $10,000 principal amount of notes.

The table below illustrates the payment at maturity (including, where relevant, the payment in respect of the index return) on a $10,000 investment in notes for a hypothetical range of performance for the index return from -100% to +100%. The following results are based solely on the assumptions outlined below. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis. You should not take the below illustration as an indication or assurance of the expected performance of the reference asset or return of the notes.

Assumptions:

• Reference Asset:  XAU

• Principal Amount:  $10,000

• Upside Participation Rate: 300%

• Maximum Cap  26.50%

Index Return	Upside Participation Rate	Return on the Notes (%)	Payment at Maturity
100.00%	300%	26.50%	$12,650
90.00%	300%	26.50%	$12,650
80.00%	300%	26.50%	$12,650
70.00%	300%	26.50%	$12,650
60.00%	300%	26.50%	$12,650
50.00%	300%	26.50%	$12,650
40.00%	300%	26.50%	$12,650
30.00%	300%	26.50%	$12,650
20.00%	300%	26.50%	$12,650
10.00%	300%	26.50%	$12,650
5.00%	300%	15.00%	$11,500
0.00%	N/A	0.00%	$10,000
-5.00%	N/A	-5.00%	$9,500
-10.00%	N/A	-10.00%	$9,000
-20.00%	N/A	-20.00%	$8,000
-30.00%	N/A	-30.00%	$7,000
-40.00%	N/A	-40.00%	$6,000
-50.00%	N/A	-50.00%	$5,000
-60.00%	N/A	-60.00%	$4,000
-70.00%	N/A	-70.00%	$3,000
-80.00%	N/A	-80.00%	$2,000
-90.00%	N/A	-90.00%	$1,000
-100.00%	N/A	-100.00%	$0

The notes are intended to be long term investments and, as such, should be held to maturity. They are not intended to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity may be at a substantial discount from the principal amount of the notes, even in cases where the level of the reference asset has appreciated since the pricing date of the notes. The potential returns described here assume that your notes are held to maturity.

The Nikkei 225® Index

We have derived all information relating to the Nikkei 225® Index (the “NKY”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Nihon Keizai Shimbun, Inc. (“NKS”). NKS has no obligation to continue to publish, and may discontinue publication of, the NKY. NKS is under no obligation to continue to publish, and may discontinue or suspend the publication of the NKY at any time.The NKY is a stock index calculated, published and disseminated by NKS that measures the composite price performance of selected Japanese stocks. NKS first calculated and published the NKY in 1970. The NKY currently is based on 225 underlying stocks (the “Nikkei underlying stocks”) trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries. All 225 Nikkei underlying stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. NKS rules require that the 75 most liquid issues (one-third of the component count of the NKY) be included in the NKY.

The 225 companies included in the NKY are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

• Technology - Pharmaceuticals, Electric Machinery, Automobiles, Precision Machinery, Telecommunications;

• Financials - Banks, Miscellaneous Finance, Securities, Insurance;

• Consumer Goods - Marine Products, Food, Retail, Services;

• Materials - Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading House;

• Capital Goods/Others - Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and

• Transportation and Utilities - Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

The NKY is a modified, price-weighted index (i.e., a Nikkei underlying stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) that is calculated by (i) multiplying the per-share price of each Nikkei underlying stock by the corresponding weighting factor for such Nikkei underlying stock (a “weight factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “divisor”). The divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the TSE was reopened. The divisor was 24.341 as of October 10, 2007 and is subject to periodic adjustments as set forth below. Each weight factor is computed by dividing ¥50 by the par value of the relevant Nikkei underlying stock, so that the share price of each Nikkei underlying stock, when multiplied by its weight factor, corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the NKY are those reported by a primary market for the Nikkei underlying stocks (currently the TSE). The level of the NKY is calculated once per minute during TSE trading hours.

In order to maintain continuity in the NKY in the event of certain changes due to non-market factors affecting the Nikkei underlying stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the divisor used in calculating the NKY is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the NKY. Thereafter, the divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei underlying stock, the divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable weight factor and divided by the new divisor (i.e., the level of the NKY immediately after such change) will equal the level of the NKY immediately prior to the change.

A Nikkei underlying stock may be deleted or added by NKS. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei underlying stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri−Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri−Post” (Posts for stocks under supervision) is in principle a candidate for deletion. Nikkei underlying stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by NKS. Upon deletion of a stock from the Nikkei underlying stocks, NKS will select a replacement for such deleted Nikkei underlying stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by NKS to be representative of a market may be added to the Nikkei underlying stocks. In such a case, an existing underlying stock with low trading volume and deemed not to be representative of a market will be deleted by NKS.

A list of the issuers of the Nikkei underlying stocks constituting the NKY is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by NKS.

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the final level of the NKY on a trading day will generally be available in the United States by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter orders and balance supply and demand for the stock. The TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the NKY may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks that make up the NKY, and these limitations, in turn, may adversely affect the value of the notes.

License Agreement with NKS:

We have entered into a nonexclusive license agreement providing for the license to us, in exchange for a fee, of the right to use certain indices owned and published by NKS in connection with some securities, including the notes. The copyrights on “Nikkei 225” and the intellectual property rights and any other rights relating to labels such as “Nikkei” and “Nikkei 225” all belong to NKS. NKS may change the content of “Nikkei 225” and suspend publication thereof. The responsibility for executing the business matters pursuant to the licensing agreement shall rest solely with us and NKS shall not have any obligation or responsibility therefore.

Historical Performance of the NKY

The following table sets forth the quarterly high and low closing levels, as well as end-of-quarter closing levels, of the NKY for each quarter in the period from January 1, 2004 through September 28, 2007 and for the period from October 1, 2007 through October 10, 2007. The closing level of the NKY on October 10, 2007 was 17,177.89. We obtained the data in the following table from Bloomberg Financial Service, without independent verification by us. Historical levels of NKY should not be taken as an indication of future performance, and no assurance can be given that the level of NKY will increase relative to the index starting level during the term of the notes.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2004	11,869.00	10,299.43	11,715.39
June 30, 2004	12,195.66	10,489.84	11,858.87
September 30, 2004	11,988.12	10,545.89	10,823.57
December 31, 2004	11,500.95	10,575.23	11,488.76
March 31, 2005	11,975.46	11,212.63	11,668.95
June 30, 2005	11,911.90	10,770.58	11,584.01
September 30, 2005	13,678.44	11,540.93	13,574.30
December 31, 2005	16,445.56	12,996.29	16,111.43
March 31, 2006	17,125.64	15,059.52	17,059.66
June 30, 2006	17,563.37	14,045.53	15,505.18
September 30, 2006	16,414.94	14,437.24	16,127.58
December 31, 2006	17,301.69	15,615.56	17,225.83
March 31, 2007	18,300.39	16,532.91	17,287.65
June 30, 2007	18,297.00	16,999.05	18,138.36
September 30, 2007	18,295.27	15,262.10	16,785.69
October 1, 2007 to October 10, 2007	17,254.52	16,685.80	17,177.89

Sensitivity Analysis for NKY - Hypothetical payment at maturity for each $10,000 principal amount of notes.

The table below illustrates the payment at maturity (including, where relevant, the payment in respect of the index return) on a $10,000 investment in notes for a hypothetical range of performance for the index return from -100% to +100%. The following results are based solely on the assumptions outlined below. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis. You should not take the below illustration as an indication or assurance of the expected performance of the reference asset or return of the notes.

Assumptions:

• Reference Asset:  NKY

• Principal Amount:  $10,000

• Upside Participation Rate: 300%

• Maximum Cap  29.00%

Index Return	Upside Participation Rate	Return on the Notes (%)	Payment at Maturity
100.00%	300%	29.00%	$12,900
90.00%	300%	29.00%	$12,900
80.00%	300%	29.00%	$12,900
70.00%	300%	29.00%	$12,900
60.00%	300%	29.00%	$12,900
50.00%	300%	29.00%	$12,900
40.00%	300%	29.00%	$12,900
30.00%	300%	29.00%	$12,900
20.00%	300%	29.00%	$12,900
10.00%	300%	29.00%	$12,900
5.00%	300%	15.00%	$11,500
0.00%	N/A	0.00%	$10,000
-5.00%	N/A	-5.00%	$9,500
-10.00%	N/A	-10.00%	$9,000
-20.00%	N/A	-20.00%	$8,000
-30.00%	N/A	-30.00%	$7,000
-40.00%	N/A	-40.00%	$6,000
-50.00%	N/A	-50.00%	$5,000
-60.00%	N/A	-60.00%	$4,000
-70.00%	N/A	-70.00%	$3,000
-80.00%	N/A	-80.00%	$2,000
-90.00%	N/A	-90.00%	$1,000
-100.00%	N/A	-100.00%	$0

The notes are intended to be long term investments and, as such, should be held to maturity. They are not intended to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity may be at a substantial discount from the principal amount of the notes, even in cases where the level of the reference asset has appreciated since the pricing date of the notes. The potential returns described here assume that your notes are held to maturity.

The S&P 500® Index

We have derived all information relating to the S&P 500® Index (the “SPX”), including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the SPX at any time.

S&P publishes the SPX.

The SPX is a capitalization weighted index and is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of May 21, 2007, 423 companies or 84.6% of the SPX, traded on the New York Stock Exchange and 77 companies, or 15.4% of the SPX, traded on The Nasdaq Stock Market. S&P chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the New York Stock Exchange (the “NYSE”), which S&P uses as an assumed model for the composition of the total market.

Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the SPX with the number of companies included in each group, as of October 10, 2007, indicated in parenthesis: Consumer Discretionary (89); Consumer Staples (39); Energy (34); Financials (92); Health Care (53); Industrials (54); Information Technology (72); Materials (28); Telecommunications Services (9); and Utilities (30). Changes in the SPX are reported daily in the financial pages of many major newspapers, on the Bloomberg Financial Service under the symbol “SPX” and on S&P website (http://www.spglobal.com). Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this free writing prospectus. The SPX does not reflect the payment of dividends on the stocks included in the SPX.

Computation of the SPX

S&P currently computes the SPX as of a particular time as follows:

(i) the product of the market price per share and the number of then outstanding shares of each component stock as determined as of that time (referred to as the “market value” of that stock);

(ii) the market values of all component stocks as of that time are aggregated;

(iii) the average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

(iv) the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “base value”);

(v) the current aggregate market value of all component stocks is divided by the base value; and

(vi) the resulting quotient, expressed in decimals, is multiplied by ten.

While S&P currently employs the above methodology to calculate the SPX, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the performance of the SPX.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations.

These changes may result from causes such as:

• the issuance of stock dividends,

• the granting to shareholders of rights to purchase additional shares of stock,

• the purchase of shares by employees pursuant to employee benefit plans,

• consolidations and acquisitions,

• the granting to shareholders of rights to purchase other securities of the company,

• the substitution by S&P of particular component stocks in the SPX, and

• other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value X New Market Value = New Base Value

Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the SPX.

In addition, S&P standard practice is to remove all closely held shares and shares held between corporations who are both in the calculations of the SPX and an SPX component’s market value.

License Agreement with Standard & Poor’s (“S&P”):

We have entered into a nonexclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by S&P in connection with some securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by S&P, a division of The McGraw Hill Companies, Inc. S&P makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in notes generally or in the S&P 500® particularly or the ability of the S&P 500® to track general stock market performance. S&P’s only relationship to HSBC (other than transactions entered into in the ordinary course of business) is the licensing of certain service marks and trade names of S&P and of the S&P 500® which is determined, composed and calculated by S&P without regard to HSBC or the notes. S&P has no obligation to take the needs of HSBC or the holders of the notes into consideration in determining, composing or calculating the S&P 500®. S&P is not responsible for and has not participated in the determination of the timing of the sale of the notes, prices at which the notes are to initially be sold, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

STANDARD AND POOR’S DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500®, OR ANY DATA INCLUDED THEREIN AND STANDARD AND POOR’S SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STANDARD AND POOR’S MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY HSBC, OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® OR ANY DATA INCLUDED THEREIN. STANDARD AND POOR’S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STANDARD AND POOR’S HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“STANDARD & POOR’S®”, “S&P®”, “S&P 500®”, “STANDARD & POOR'S 500”, AND “500” ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. THE FOREGOING MARKS HAVE BEEN LICENSED FOR USE BY HSBC USA INC. THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY STANDARD & POOR'S AND STANDARD & POOR'S MAKES NO REPRESENTATION, WARRANTY, OR CONDITION REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES.

Historical Performance of the SPX

The following table sets forth the quarterly high and low closing levels, as well as end-of-quarter closing levels, of the SPX for each quarter in the period from January 1, 2004 through September 28, 2007 and for the period from October 1, 2007 through October 10, 2007. The closing level of the SPX on October 10, 2007 was 1,562.47. We obtained the data in the following table from Bloomberg Financial Service, without independent verification by us. Historical levels of SPX should not be taken as an indication of future performance, and no assurance can be given that the level of SPX will increase relative to the index starting level during the term of the notes.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2004	1163.23	1087.06	1126.21
June 30, 2004	1150.57	1076.32	1140.84
September 30, 2004	1140.84	1060.72	1114.58
December 31, 2004	1217.33	1090.19	1211.92
March 31, 2005	1229.11	1163.69	1180.59
June 30, 2005	1219.59	1136.15	1191.33
September 30, 2005	1245.86	1183.55	1228.81
December 31, 2005	1275.80	1168.20	1248.29
March 31, 2006	1310.88	1245.74	1294.83
June 30, 2006	1326.70	1219.29	1270.20
September 30, 2006	1340.28	1224.54	1335.85
December 31, 2006	1431.81	1327.10	1418.30
March 31, 2007	1461.57	1363.98	1420.86
June 30, 2007	1540.56	1416.37	1503.35
September 30, 2007	1555.90	1370.60	1526.75
October 1, 2007 to October 10, 2007	1565.42	1527.25	1562.47

Sensitivity Analysis for SPX - Hypothetical payment at maturity for each $10,000 principal amount of notes.

The table below illustrates the payment at maturity (including, where relevant, the payment in respect of the index return) on a $10,000 investment in notes for a hypothetical range of performance for the index return from -100% to +100%. The following results are based solely on the assumptions outlined below. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis. You should not take the below illustration as an indication or assurance of the expected performance of the reference asset or return of the notes.

Assumptions:

• Reference Asset:  SPX

• Principal Amount:  $10,000

• Upside Participation Rate: 300%

• Maximum Cap  12.75%

Index Return	Upside Participation Rate	Return on the Notes (%)	Payment at Maturity
100.00%	300%	12.75%	$11,275
90.00%	300%	12.75%	$11,275
80.00%	300%	12.75%	$11,275
70.00%	300%	12.75%	$11,275
60.00%	300%	12.75%	$11,275
50.00%	300%	12.75%	$11,275
40.00%	300%	12.75%	$11,275
30.00%	300%	12.75%	$11,275
20.00%	300%	12.75%	$11,275
10.00%	300%	12.75%	$11,275
5.00%	300%	12.75%	$11,275
0.00%	N/A	0.00%	$10,000
-5.00%	N/A	-5.00%	$9,500
-10.00%	N/A	-10.00%	$9,000
-20.00%	N/A	-20.00%	$8,000
-30.00%	N/A	-30.00%	$7,000
-40.00%	N/A	-40.00%	$6,000
-50.00%	N/A	-50.00%	$5,000
-60.00%	N/A	-60.00%	$4,000
-70.00%	N/A	-70.00%	$3,000
-80.00%	N/A	-80.00%	$2,000
-90.00%	N/A	-90.00%	$1,000
-100.00%	N/A	-100.00%	$0

The notes are intended to be long term investments and, as such, should be held to maturity. They are not intended to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity may be at a substantial discount from the principal amount of the notes, even in cases where the level of the reference asset has appreciated since the pricing date of the notes. The potential returns described here assume that your notes are held to maturity.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the notes. With respect to the notes linked to the PHLX Housing SectorSM Index, this summary does not discuss the tax consequences that may be relevant to persons that own in the aggregate, directly or indirectly (including by reason of investing in the notes) more than 5 percent of any entity included in the reference asset. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes. Under one approach, the notes should be treated as pre-paid forward or other executory contracts with respect to the reference asset. We intend to treat the notes consistent with this approach and pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to notes that are treated as pre-paid cash-settled forward or other executory contracts.

If one or more of the entities included in the reference asset are treated as a REIT, partnership or trust, or PFIC for U.S. federal income tax purposes, or otherwise as a "pass-thru entity" for purposes of section 1260 of the Code, it is possible that the note will be subject to the "constructive ownership" rules of section 1260 of the Code. If so, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the notes could be treated as ordinary income and subject to an interest charge. Prospective investors in the notes should consult the offering documents for the entities included in the reference asset and their tax advisors as to the possibility that one or more of the entities included in the reference asset is treated as a REIT, a partnership or trust, or a PFIC for U.S. federal income tax purposes, or otherwise as a "pass-thru entity" for purposes of section 1260 of the Code, and section 1260 applies to their note.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes, other characterizations and treatments are possible and the timing and character of income in respect of the notes might differ from the treatment described above. For example, the notes could be treated as debt instruments that are “contingent payment debt instruments” for federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in the prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

CERTAIN ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain restrictions on employee benefit plans (“ERISA Plans”) that are subject to ERISA and on persons who are fiduciaries with respect to such ERISA Plans. In accordance with the ERISA’s general fiduciary requirements, a fiduciary with respect to any such ERISA Plan who is considering the purchase of Notes on behalf of such ERISA Plan should determine whether such purchase is permitted under the governing ERISA Plan documents and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) prohibit certain transactions between an ERISA Plan or other plan subject to Section 4975 of the Code (such plans and ERISA Plans, “Plans”) and persons who have certain specified relationships to the Plan (“parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of Section 4975 of the Code). Thus, a Plan fiduciary considering the purchase of Notes should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code.

The Issuer or dealers selling Notes may each be considered a “party in interest” or a “disqualified person” with respect to many Plans. The issuer and several of its subsidiaries are each considered a “disqualified person” under the Code or “party in interest” under ERISA with respect to many Plans, although the issuer is not a “disqualified person” with respect to an individual retirement account or “IRA” simply because the IRA is established with HSBC Securities (USA) Inc. or because HSBC Securities (USA) Inc. provides brokerage to the IRA, and the issuer cannot be a “party in interest” to any IRA other than certain employer-sponsored IRAs as only employer-sponsored IRAs are covered by ERISA.

The purchase of Notes by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(c)(1) of the Code) and with respect to which the Issuer or the dealers selling Notes is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Notes are acquired pursuant to and in accordance with an applicable statutory or administrative exemption. Administrative exemptions include Prohibited Transaction Class Exemption (“PTCE”) 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (an exemption for certain transactions involving bank collective investment finds), PTCE 95-60 (an exemption for certain transactions involving life insurance general accounts) or PTCE 96-23 (an exemption for certain transactions determined by in house investment managers).

It should also be noted that the recently enacted Pension Protection Act of 2006 contains a statutory exemption from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for transactions involving certain parties in interest or disqualified persons who are such merely because they are a service provider to a Plan, or because they are related to a service provider. Generally, the exemption would be applicable if the party to the transaction with the Plan is a party in interest or a disqualified person to the Plan but is not (i) an employer, (ii) a fiduciary who has or exercises any discretionary authority or control with respect to the investment of the Plan assets involved in the transaction, (iii) a fiduciary who renders investment advice (within the meaning of ERISA and Section 4975 of the Code) with respect to those assets, or (iv) an affiliate of (i), (ii) or (iii). Any Plan fiduciary relying on this statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) and purchasing Notes on behalf of a Plan will be deemed to represent that (x) the fiduciary has made a good faith determination that the Plan is paying no more than, and is receiving no less than, adequate consideration in connection with the transaction and (y) neither the Issuer nor any affiliates of the Issuer directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) with respect to the assets of the Plan which such fiduciary is using to purchase the Notes, both of which are necessary preconditions to utilizing this exemption. Any purchaser that is a Plan is encouraged to consult with counsel regarding the application of the foregoing exemptions or any other statutory or administrative exemption.

Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), are not subject to Section 406 of ERISA or Section 4975 of the Code. However, such plans may be subject to the provisions of applicable federal, state or local or other laws, rules or regulations ("Similar Law") substantially similar to the foregoing provisions of ERISA or the Code. Fiduciaries of such plans ("Similar Law Plans") should consider applicable Similar Law when investing in the Notes.

By its purchase of any offered Note, the purchaser or transferee thereof will be deemed to represent, on each day from the date on which the purchaser or transferee acquires the offered Note through and including the date on which the purchaser or transferee disposes of its interest in such offered Note, either that (a) it is not a Plan, a Similar Law Plan or an entity whose underlying assets include the assets of any Plan or Similar Law Plan or (b) its purchase, holding and disposition of such Note will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a non-exempt violation of Similar Law. Each purchaser and holder of the Notes has exclusive responsibility for ensuring that its purchase, holding and/or disposition of the Notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws.

The sale of Notes to a Plan or a Similar Law Plan is in no respect a representation by the Issuer or any of its affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans or Similar Law Plans generally or any particular Plan or Similar Law Plan, or that such an investment is appropriate for a Plan or a Similar Law Plan generally or any particular Plan or Similar Law Plan.

Any person proposing to acquire any Notes on behalf of a Plan or Similar Law Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto and all other relevant considerations.

DISCONTINUANCE OR MODIFICATION OF THE REFERENCE ASSET

If the reference sponsor (as defined below) discontinues publication of or otherwise fails to publish the reference asset on any day on which the reference asset is scheduled to be published and the reference sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued index (the comparable index, the “successor index”), then that successor index will be deemed to be the reference asset for all purposes relating to the notes, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of a successor index, the calculation agent will furnish written notice to us and the holders of the notes.

If the reference asset is discontinued or if the reference sponsor fails to publish the index and the calculation agent determines that no successor index is available at that time, then the calculation agent will determine the reference asset level using the same general methodology previously used by the reference sponsor. The calculation agent will continue to make that determination until the earlier of (i) the final valuation date or (ii) a determination by the calculation agent that the reference asset or a successor index is available. In that case, the calculation agent will furnish written notice to us and the holders of the notes.

If at any time the method of calculating the reference asset or a successor index, or the value thereof, is changed in a material respect, or if the reference asset or a successor index is in any other way modified so that, in the determination of the calculation agent, the value of that index does not fairly represent the value of the reference asset or successor index that would have prevailed had those changes or modifications not been made, then the calculation agent will make the calculations and adjustments as may be necessary in order to determine a value comparable to the value that would have prevailed had those changes or modifications not been made. If, for example, the method of calculating the reference asset or a successor index is modified so that the value of that index is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust that index in order to arrive at a value of the reference asset or the successor index as if it had not been modified. In that case, the calculation agent will furnish written notice to us and the holders of the notes.

Notwithstanding these alternative arrangements, discontinuance of the publication of the reference asset may adversely affect the value of, and trading in, the notes.

“Reference sponsor” means:
with respect to HGX and XAU, The Philadelphia Stock Exchange, Inc.
with respect to NKY, the Nihon Keizai Shimbun, Inc.; and
with respect to SPX, Standard & Poor’s, a division of the McGraw-Hill
Companies, Inc.

EVENTS OF DEFAULT AND ACCELERATION

If the calculation agent determines that the notes have become immediately due and payable following an event of default (as defined in the prospectus) with respect to the notes, the calculation agent will determine the accelerated cash settlement value due and payable in the same general manner as described in “Summary-Payment at Maturity” on page 2 of this free writing prospectus. In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the accelerated index return. If a market disruption event exists with respect to the reference asset on that scheduled trading day, then the final valuation date for the reference asset will be postponed for up to eight scheduled trading days (in the same general manner used for postponing the originally scheduled final valuation date). The accelerated maturity date will be the third business day following the accelerated final valuation date.

If the notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the notes. For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

You should only rely on the information contained in this free writing prospectus, the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying prospectus supplement and prospectus are not an offer to sell these notes, and these documents are not soliciting an offer to buy these notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying prospectus supplement and prospectus is correct on any date after their respective dates.

 TABLE OF CONTENTS

Free Writing Prospectus
Summary	2
Investor Suitability	4
Risk Factors	4
Illustrative Examples	8
Description of the Reference Assets	10
Certain U.S. Federal Income Tax Considerations	25
Certain ERISA Considerations	25
Discontinuance or Modification of the Reference Asset	27
Events of Default and Acceleration	27

Prospectus Supplement
Risk Factors
Pricing Supplement
Description of Notes
Sponsors or Issuers and Reference Asset
Use of Proceeds and Hedging
Certain U.S. Federal Income Tax Considerations
Supplemental Plan of Distribution

Prospectus
About this Prospectus
Special Note Regarding Forward-Looking Statements
HSBC USA Inc.
Use of Proceeds
Description of Debt Securities
Description of Preferred Stock
Description of Warrants
Description of Purchase Contracts
Description of Units
Book-Entry Procedures
Limitations on Issuances in Bearer Form
Certain U.S. Federal Income Tax Considerations
Relating to Debt Securities
Plan of Distribution
Notice to Canadian Investors
Certain ERISA Matters
Where You Can Find More Information
Legal Opinions
Experts

HSBC USA Inc.

$[●]

Enhanced Market Participation Notes

October 12, 2007

FREE WRITING
PROSPECTUS